Press Release

Contact: Edward G. Sloane, Jr.
Chief Financial Officer
First Business Financial Services, Inc.
608-232-5970
esloane@firstbusiness.bank

First Business Announces 9% Increase in Quarterly Cash Dividend

MADISON, WI – January 29, 2021 – First Business Financial Services, Inc. (“First Business”) (Nasdaq: FBIZ) announced its board of directors has declared a quarterly cash dividend on its common stock of $0.18 per share which is equivalent to a dividend yield of 3.9% based on Thursday’s market close price of $18.60. The quarterly dividend represents a 9% increase over the quarterly dividend declared in October 2020, and, based on fourth quarter 2020 earnings per share, a dividend payout ratio of 25.4%. This regular cash dividend is payable on February 18, 2021 to shareholders of record at the close of business on February 8, 2021.

First Business President and Chief Executive Officer, Corey Chambas noted, “Today’s dividend increase reflects our continued commitment to driving shareholder value through a meaningful return to our shareholders while carrying out our growth initiatives. This dividend represents our ninth consecutive dividend increase.”

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (Nasdaq: FBIZ) is the parent company of First Business Bank. First Business Bank specializes in business banking, including commercial banking and specialty finance, private wealth, and bank consulting services, and through its refined focus delivers unmatched expertise, accessibility, and responsiveness. Specialty finance solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC. For additional information, visit firstbusiness.bank.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2019 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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